Exhibit 10.9 (dd)

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Separation Agreement”) is entered into by and between JOSEPH D. SANSONE (“Sansone”) an individual residing in the State of Georgia, and PEDIATRIC SERVICES OF AMERICA, INC., a Delaware corporation (“PSA”).

WHEREAS, Sansone has been an employee of PSA pursuant to an Amended and Restated Employment Agreement dated November 7, 2002 (the “Employment Agreement”); and

WHEREAS, Sansone and PSA have decided to terminate the Employment Agreement and the employment relationship; and

WHEREAS, Sansone and PSA wish to memorialize in writing the terms upon which the employment relationship is being terminated;

THEREFORE, Sansone and PSA agree as follows:

1. Termination of Employment.

(a) Termination of Employment. Sansone’s employment with PSA shall end effective August 9, 2004 (the “Separation Date”).

(b) Termination of Employment Agreement. Effective as of the Separation Date, Sansone and PSA agree that the Employment Agreement shall be of no further force and effect, and shall be superseded in all regards by this Separation Agreement. From and after the Separation Date, neither Sansone nor PSA shall have any ongoing obligations toward the other pursuant to the Employment Agreement, except as may be expressly stated in this Separation Agreement.

(c) Resignation as Officer and Director. Sansone resigns his position as an officer and director of PSA effective as of the Separation Date. In addition, Sansone resigns his position as an officer and director of each of the direct and indirect subsidiaries of PSA effective as of the Separation Date. Furthermore, Sansone resigns, as of the Separation Date, from any and all PSA positions to which he was elected or appointed, including but not limited to any and all positions under PSA employee benefit plans, and positions in which Sansone was charged with fiduciary responsibility or was an official representative of PSA.

(d) Resignation from Other Organizations. Sansone agrees to resign from his position as a director of the American Association for Home Care, and to take necessary steps to transfer his membership in that organization and other similar organizations to an appropriate representative of PSA.

2. Transition. Both before and after the Separation Date, Sansone will assist PSA with (a) the transition of his existing duties to the person(s) designated by the Board of Directors of PSA; (b) execution of any documentation necessary to transfer any licenses or similar documents relating to PSA’s business; (c) cooperation with PSA’s communication plan regarding Sansone’s separation from PSA and related public communications; and (d) any litigation or arbitration proceeding that currently exists or may arise in the future relating to matters as to which Sansone had relevant knowledge during his employment with PSA.

3. Compensation and Benefits.

(a) Severance Payments. Sansone shall receive severance payments totaling $1,289,808.00, representing the sum of $1,066,667 in severance pay, $210,000 for his final year bonus, and $13,141 in accrued vacation. These severance payments shall be made in three installments. The first payment shall be in the amount of $644,904.00, and shall be made within five (5) business days following the Effective Date (as defined in section 5(b) below). The second payment shall be in the amount of $322,452.00 and shall be made on or before August 9, 2005. The third payment shall be in the amount of $322,452.00 and shall be made on or before August 9, 2006. For purposes of this Separation Agreement, the period from the Separation Date until August 9, 2006 shall be referred to as the “Severance Period.” In the event of Sansone’s death during the Severance Period, the remainder of the severance payments shall be made to Sansone’s estate.

(b) Health insurance. PSA shall reimburse Sansone for health insurance coverage for Sansone and his wife, to the extent reasonably commercially available, for a period of thirty-two (32) months following the Separation Date (the “Health Insurance Period”). Such insurance coverage shall be provided, at the election of PSA, by means of: (i) an individual policy purchased through an outside insurance carrier providing benefits reasonably comparable to those provided by PSA’s group health insurance plan; (ii) continuation of Sansone’s participation in PSA’s group health insurance plan pursuant to COBRA; or (iii) some combination of COBRA coverage and an outside individual policy. PSA shall reimburse Sansone for the cost of such coverage less the premium amounts Sansone would have paid had he remained a participant in PSA’s group health insurance plan as a regular employee. In the event that an outside individual policy is utilized and is in force at the end of the Health Insurance Period, Sansone shall be permitted to continue his health insurance coverage at his own expense to the extent permitted by the terms of the insurance policy. In the event that Sansone obtains alternative employment in connection with which he is offered health insurance coverage through his new employer during the Health Insurance Period, PSA’s obligations under this paragraph shall cease. In the event of Sansone’s death during the Health Insurance Period while receiving reimbursement payments under this subsection, PSA will make reasonable efforts to continue the health insurance benefits provided in this section for Sansone’s spouse for the remainder of the Health Insurance Period.

(c) Stock Options. All unexercised stock options granted to Sansone prior to the Separation Date shall be deemed immediately fully vested and exercisable as of the Effective Date, and shall remain exercisable thereafter for the remainder of their respective maximum terms, notwithstanding Sansone’s termination of employment with PSA. PSA shall take such steps as are necessary to effectuate such acceleration of vesting and extension of the exercisability of such options beyond their otherwise applicable expiration date upon termination of employment. The stock options shall remain subject to their terms and conditions (and the terms and conditions of the respective option plans under which they were issued), other than as explicitly provided herein. Sansone acknowledges that the implementation of the modifications to his outstanding unexercised Incentive Stock Options contemplated in this subsection will have the effect of converting such options to Nonqualified Stock Options for purposes of the Internal Revenue Code of 1986, as amended.

(d) Deferred Compensation. Upon the Separation Date, Sansone shall cease to participate in the Pediatric Services of America, Inc. Non-Qualified Deferred Compensation Plan (the “DCP”). Accordingly, as provided under the DCP, no payments made to Sansone after the Separation Date, including without limitation any payments made pursuant to this Separation Agreement, shall be eligible for deferral or otherwise considered part of Sansone’s Plan Year Compensation as defined in the DCP. Sansone acknowledges that, pursuant to the DCP, he has 30 days from the Separation Date to elect whether to receive benefits under the DCP in a lump sum or in installments over five years, and that if he fails to make such an election, he will receive his DCP benefits in a lump sum.

(e) Cellular Phone. Sansone shall be permitted to retain the cellular telephone provided to him by PSA during his employment. PSA shall make reasonable efforts to transfer the telephone number(s) associated with such equipment to Sansone’s personal accounts. Sansone shall be solely responsible for all usage fees for the cellular telephone after the Separation Date. Sansone shall indemnify, defend and hold harmless PSA, its affiliates, directors, officers, employees and agents, and all their affiliates (collectively, the “Indemnified Parties”), from and against any and all losses, including reasonable attorneys’ fees, directly or indirectly incurred by any Indemnified Party that arise out of Sansone’s use of such devices and telephone numbers after the Separation Date.

(f) Electronic Mail. For a period of at least ninety (90) days following the Separation Date, PSA shall make reasonable efforts to forward to Sansone’s personal e-mail account those e-mail messages directed to Sansone’s PSA e-mail address. PSA may retain electronic copies of all such messages in its computer system.

(g) Automobile. Sansone may purchase from PSA the 2003 Mercedes S430 automobile provided for his use as of the Separation Date, at a price equal to the value of such automobile shown on PSA’s accounting records as of the Separation Date, if Sansone so elects by providing written notice to the Chief Financial Officer of PSA within ten (10) days after the Separation Date, along with a certified check in the amount of the purchase price. Sansone shall be responsible for all costs associated with such transaction, including but not limited to taxes, license and transfer fees. If Sansone elects not to purchase the automobile in accordance with this paragraph, he shall return it to PSA within ten (10) days after the Separation Date.

(h) Other benefits. Except as otherwise expressly stated herein, all employee benefits and other compensation provided by PSA to Sansone shall cease as of the Separation Date.

4. Release by Sansone. Except as to claims arising out of PSA’s promises and obligations under this Separation Agreement, Sansone, on behalf of himself and his spouse, heirs, executors, administrators, assigns, insurers, attorneys and other persons or entities, acting or purporting to act on his behalf (collectively, the “Sansone Parties”), does hereby irrevocably and unconditionally release, acquit and forever discharge Pediatric Services of America, Inc. (a Delaware corporation) and its subsidiaries (including but not limited to PSA Capital, Inc., a

Delaware corporation; PSA Licensing, Inc., a Delaware corporation; PSA Properties, Inc., a Delaware corporation; Pediatric Services of America, Inc., a Georgia corporation; and Pediatric Home Nursing Services, Inc. a New York corporation), and each of their affiliates, directors, officers, employees, partners, agents, representatives, predecessors, successors, assigns, insurers, and attorneys (collectively, the “PSA Parties”), from any and all actions, causes of action, suits, claims, obligations, liabilities, debts, demands, contentions, damages, judgments, levies and executions of any kind, whether in law or in equity, known or unknown, including but not limited to claims which the Sansone Parties have or have had against the PSA Parties by reason of, arising out of, related to, or resulting from Sansone’s employment with PSA or the termination thereof.

The claims released herein specifically include, but are not limited to, any claims arising in tort or contract, any claim based on wrongful discharge, any claim based on breach of contract, and any claim arising under federal, state, or local law prohibiting race, sex, age, religion, national origin, handicap, disability or other forms of discrimination. This release specifically includes any claim which the Sansone Parties have or have had under Georgia state law regarding employment discrimination or wages; Title VII of the Civil Rights Act of 1964, as amended; 42 U.S.C. § 1981; the Age Discrimination in Employment Act, as amended; the Americans with Disabilities Act; the Family and Medical Leave Act (including any reinstatement rights thereunder); and the Employee Retirement Income Security Act, as amended. The claims released herein also specifically include any claims for attorney’s fees or expenses of litigation arising out of any dispute between the Sansone Parties and the PSA Parties relating to any claim released herein.

5. Representations by Sansone.

(a) Sansone represents and warrants to the PSA Parties that he has read this Separation Agreement and fully understands the effect hereof, that he executes this Separation Agreement of his own free will and accord for the consideration set forth herein, and that he is not relying on any representations whatsoever of PSA, other than those set forth herein, as an inducement to enter into this Separation Agreement.

(b) Sansone has had the opportunity to discuss this Separation Agreement with an attorney, and he has been encouraged by PSA to do so. Sansone covenants and agrees that he has been given at least twenty-one (21) days to contemplate the terms of this Separation Agreement before executing it, and that if he chooses to execute it in fewer than 21 days, he does so of his own free will and volition. Further, after execution of this Separation Agreement, Sansone has seven (7) days to revoke it by delivering written notice to the Chief Financial Officer of PSA of his decision to revoke this Separation Agreement. This Separation Agreement shall not become effective or enforceable until the eighth day after the date on which Sansone executes this Separation Agreement (the “Effective Date”).

(c) Sansone further represents and warrants to the PSA Parties that no litigation or other proceeding has been filed or is pending by the Sansone Parties against the PSA Parties; that no person or entity other than Sansone has or has had any interest in the matters released herein; that Sansone has the sole right, capacity, and exclusive authority to execute this Separation Agreement; and that Sansone has not sold, assigned, transferred, conveyed or otherwise disposed of any of the claims, demands, obligations, or causes of action released herein.

6. Attorney’s fees. In any subsequent litigation or other proceeding to enforce the terms of this Separation Agreement, whether initiated by Sansone or PSA, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs, expert witness fees and costs, and court costs, from the other party.

7. Restrictive Covenants.

(a) Background. During his employment with PSA, Sansone has had intimate knowledge of all aspects of PSA’s business, including its strategic plans and its financial information. In his role as Chief Executive Officer of PSA, Sansone has also developed ongoing business relationships with Medicaid programs in the states in which PSA does business, as well as with the managed care companies with which PSA does business. Because of his vast knowledge and his relationships, PSA would suffer significant and irreparable harm if Sansone were to engage in the conduct prohibited by this Section 7. Accordingly, Sansone agrees to the following restrictions.

(b) Noncompetition. During the Restricted Period, Sansone will not, directly or indirectly, on his own behalf or on behalf of another, acquire an ownership interest in or act in the capacity of a director, officer, manager, supervisor, partner or consultant for any business which engages in one or more of the Restricted Lines of Business (as defined below) in the Restricted Territory (as defined below). This paragraph shall not restrict Sansone from acquiring not more than two percent (2%) of the common stock of any publicly-traded corporation. This paragraph also shall not restrict Sansone from becoming employed by a company which engages in the Restricted Lines of Business, as long as Sansone’s services for such employer are entirely separate from and unrelated to the Restricted Lines of Business and Sansone otherwise complies with the confidentiality and nonrecruitment restrictions of this Section 7.

(c) Nonrecruitment of Employees. During the Restricted Period, Sansone will not, directly or indirectly, on his own behalf or on behalf of another, solicit for employment or hire any employee of PSA or its subsidiaries or otherwise induce any employee of PSA or its subsidiaries to terminate his/her employment. This paragraph shall not restrict Sansone from soliciting or hiring any member of his immediate family.

(d) Confidentiality. During Sansone’s employment with PSA, he has had access to and become familiar with information that the parties acknowledge to be confidential, valuable and uniquely proprietary information. During the Restricted Period, Sansone shall neither use nor disclose for any purpose any confidential or proprietary information relating to the financial condition or the manner of doing business or the property of PSA, its customers and business associates, other than to his attorney for the purpose of securing legal advice concerning this Separation Agreement. In the case of information which constitutes trade secrets under applicable state law, Sansone agrees to maintain the secrecy of such information for so long as the law permits such information to be protected from disclosure.

(e) Return of Property. Sansone hereby represents and warrants that, except as otherwise provided in this Separation Agreement, no later than the Separation Date, he has or will have returned to PSA all documents or other property (including copies thereof) of any nature which relate to or contain information concerning PSA or the PSA Parties, or its or their customers and business associates, as well as any other equipment or property belonging to PSA or the PSA Parties.

(f) Nondisparagement. During the Restricted Period, Sansone will not make any statements that are derogatory or disparaging towards PSA or the PSA Parties or PSA’s management, products, or services, and PSA will not make any statements that are derogatory or disparaging toward Sansone or his professional reputation.

(g) Definitions. For purposes of this Section 7, the following terms shall have the following meanings:

(i) Restricted Period. The Restricted Period shall refer to that period of time beginning on the Separation Date and ending on August 9, 2006.

(ii) Restricted Lines of Business. The Restricted Lines of Business shall include the following business lines that PSA (through its subsidiaries) was either operating or actively considering operating as of the Separation Date:

(1) Pediatric Nursing Services, including private duty home nursing services for pediatric patients with illnesses and conditions such as bronchopulmonary dysplasia, digestive and absorptive diseases, congenital heart defects and other cardiovascular disorders, cancer, cerebral palsy, cystic fibrosis, obstructive and restrictive pulmonary disease such as bronchitis or asthma, endocrinology disorders, hemophilia, orthopedic conditions and post surgical needs, as well as intermittent home visits for patients with a lower level of acuity. In addition, these services include staffing contracts for educational institutions and systems and pediatric skilled nursing facilities.

(2) Care centers similar to PSA’s Prescribed Pediatric Extended Care Centers, which provide, among other services, daily medical care and physical, occupational, and other forms of therapy for medically fragile, chronically ill and developmentally delayed children.

(3) Specialty Pharmacy and Infusion Therapy Services, which provide pharmaceutical products and services for patients in the home and physician offices. Pharmacy services include clinical drug management, patient counseling, compliance monitoring, side effect management, educational information and reimbursement services for complex drug regimens. Specialty pharmacy provides self-injectable biotech medications for chronic diseases. Infusion therapy involves the intravenous administration of nutrients, antibiotics and other medications. Specialty Pharmacy and Infusion Therapy Services address a wide variety of patient needs including hemophilia therapy, antibiotic and other anti-infective therapies, total parenteral nutrition therapy, pain management therapy, growth hormone therapy, immunomodular therapy and chemotherapy, osteomyelitis, bacterial endocarditis, cellulitis, septic arthritis wound infections, recurrent infections associated with the kidney and urinary tract, and AIDS. In addition, these services include therapies provided to terminally or chronically ill patients suffering from acute or chronic pain, patients with impaired or altered digestive tracts due to gastrointestinal illness, patients suffering from various types of cancer, patients requiring treatment for congestive heart failure and patients with chronic conditions such as hemophilia, cystic fibrosis, juvenile rheumatoid arthritis, multiple sclerosis and endocrinology disorders. This line of business also includes a mail order medication service that provides physician prescribed unit dose medications to respiratory therapy patients.

(4) Respiratory Therapy and Home Medical Equipment Services, including (A) the rental, sale, delivery and setup in accordance with physician prescriptions of equipment such as ventilators, oxygen concentrators, liquid oxygen systems, high pressure oxygen cylinders, apnea monitors and nebulizers, (B) period evaluation and maintenance or equipment, and (C) delivery and setup of disposable supplies necessary for the operation of the equipment to pediatric patients in the home. These services are provided to patients with a variety of conditions including obstructive and restrictive pulmonary diseases, neurologically related respiratory problems, cystic fibrosis, congenital heart defects and cancer. This line of business also provides rental, sale and service of home medical equipment and respiratory therapy services to adult patients with a focus on high-technology products including, but not limited to, ventilators, oxygen concentrators, liquid oxygen systems, continuous positive airway pressure devices (“CPAP”), bi-level assist devices (“Bi-PAP”), and oximetry and apnea monitors.

(5) Pediatric Case Management Services.

(iii) Restricted Territory. The Restricted Territory is the area that is within a 25-mile radius of each location of PSA (including its subsidiaries) as of the Separation Date, more specifically identified on Exhibit A hereto.

(h) Remedies. The parties acknowledge that the restrictions contained in this Section 7 are reasonable and appropriate for the protection of PSA’s legitimate business interests, and that they will not unduly impair Sansone’s ability to find other employment. Sansone acknowledges and agrees that, in the event of a violation of one or more of Sansone’s covenants in this Section 7 or in Section 2, in addition to and not in lieu of any other remedy to which PSA may be entitled, PSA shall be permitted to seek and obtain immediate injunctive relief, restraining further violations by Sansone, in a court of competent jurisdiction, and without the necessity for posting of a bond or other security. In addition to and not in lieu of any other remedy to which PSA may be entitled, no further payments or benefits of any kind that would otherwise inure to Sansone pursuant to Section 3 of this Separation Agreement shall accrue or be owed, and all future payments and benefits hereunder shall be forfeited, immediately upon Sansone’s violation of any of the covenants in Sections 2 or 7 of this Separation Agreement.

8. No Admission of Liability. This Separation Agreement shall not be construed as an admission of liability by PSA or an admission that PSA has acted in any way wrongfully towards Sansone. The parties specifically deny and disclaim any such liability or wrongful conduct.

9. Confidentiality of Agreement. Sansone will treat the terms of this Separation Agreement as confidential and will not disclose the terms of this Separation Agreement to anyone except his spouse, attorney, accountant or financial advisor, or except as may be required by law or agreed to in writing by PSA. Sansone shall notify his spouse, attorney, accountant and/or financial advisor of the confidential nature of this Separation Agreement.

10. Taxation and Withholding. Sansone acknowledges that payments and benefits hereunder may be taxable and that PSA makes no representation or warranty regarding the income tax effects of any payment or benefit provided hereunder. Sansone shall be solely responsible for his liability with respect to all payments and benefits provided under this Separation Agreement. PSA may withhold from any amounts payable under this Separation Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

11. Severability. In the event any portion or clause of this Separation Agreement is deemed invalid or unenforceable in a court of law, the remainder of the Separation Agreement shall be severed from the invalid or unenforceable portion.

12. Entire Agreement. Any prior agreement (whether written or oral) between the parties with respect to the subject matter of this Separation Agreement, including the Employment Agreement dated November 7, 2002, is null and void, as this Separation Agreement expresses the entire agreement of the parties with respect to its subject matter. This Separation Agreement may only be modified in writing signed by both parties.

13. Assignment. This Separation Agreement shall accrue to the benefit of PSA and its successors and assigns, and shall be freely assignable to any entity with which PSA may merge or otherwise combine, or to which PSA may transfer substantial assets. This Separation Agreement is personal to Sansone and may not be assigned by him.

14. Governing Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Georgia.

WITNESS the execution of this Agreement effective on the Effective Date (defined in Section 5).

PEDIATRIC SERVICES OF AMERICA, INC.

By:	/s/ EDWARD K. WISSING
Printed Name:	Edward K. Wissing
Title:	Chairman

/s/ JOSEPH D. SANSONE JOSEPH D. SANSONE

August 16, 2004 Date of signature

EXHIBIT A

LIST OF PSA LOCATIONS AS OF SEPARATION DATE